Exhibit 10.52

Qualigen Inc.

2042 Corte Del Nogal

Carlsbad, CA 92011

January 15, 2020

Alpha Capital Anstalt

c/o LH Financial

510 Madison Avenue

New York, NY 10022

Gentlemen:

Reference is made to that Agreement and Plan of Merger (the “Merger Agreement”), made and entered into as of January 15, 2020 by and among Ritter Pharmaceuticals, Inc., a Delaware corporation (“Parent”), RPG28 Merger Sub Inc., a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”), and Qualigen, Inc., a Delaware corporation (the “Company”). Capitalized terms used in this letter and not otherwise defined shall have the meanings ascribed to those terms in the Merger Agreement.

1. The Merger Agreement, among other things, provides that the Company shall raise gross proceeds of at least $4,000,000 in non-voting convertible preferred equity (the “Company Series Alpha Preferred Stock”) prior to the Closing (the “Pre-Closing Company Financing”), to provide operating capital for the Company post-Closing and to meet shareholder equity minimum listing requirements of the NASDAQ Capital Market.

a. Alpha Capital Anstalt (“Alpha”) agrees, immediately prior to the Closing, to fund the full Pre-Closing Company Financing at a pre-money valuation between US$16 million and US$25 million. In the event any unaffiliated third parties participate in the Pre-Closing Company Financing as reasonably approved by Alpha, Alpha’s obligations to fund the Pre-Closing Company Financing shall be reduced by such aggregate gross dollar amount that is funded by such approved unaffiliated third parties.

b. Alpha agrees that the Company Series Alpha Preferred Stock will contain an ownership blocker so that Alpha cannot own more than 9.9% of the voting equity of the Company at any time post-Closing.

c. Alpha’s obligations to fund the Pre-Closing Company Financing shall terminate on May 19, 2020 unless the Merger has previously closed.

2. At or before Closing, Alpha will convert the principal and accrued interest on all debt owed to it by the Company (the “Prior Alpha Debt”) into the same Company Series Alpha Preferred Stock issued in the Pre-Closing Company Financing, at the conversion price set forth in such existing debt instrument.

3. The Company will not require that Alpha sign any lock-up or leak-out agreement with respect to the Company Series Alpha Preferred Stock issued to Alpha for the Pre-Closing Company Financing and Prior Alpha Debt conversion. The Parent Alpha Series Preferred Stock issuable in the Merger in exchange for the Company Series Alpha Preferred Stock will be registered under Parent’s S-4 registration statement filed in connection with the Merger and shall not be subject to any lockup or leakout restrictions.

4. For the commitment to fund the Pre-Closing Company Financing, Alpha will receive a fee (the “Commitment Fee”) from the Company equal to 5% of the Parent’s issued and outstanding common stock at Closing of the Merger on a fully diluted basis. Such Commitment Fee may be paid at Closing of the Merger in Parent common stock or Parent Series Alpha Preferred Stock, at Alpha’s discretion, and will be included in the S-4 registration statement.

5. For the commitment to convert the Prior Alpha Debt into Company Series Alpha Preferred Stock, Alpha will be issued common stock warrants equal to 1% of the Parent’s issued and outstanding common stock at Closing of the Merger. Such warrants will have a strike price of no less than a 50% premium over the conversion price of the Company Series Alpha Preferred Stock.

6. The Company agrees that, at no time from the date hereof to the Closing Date, shall it provide or disclose to Alpha any “material non-public information” regarding itself or the Parent without the prior consent of Alpha.

7. Alpha’s obligations pursuant to this letter agreement are subject to the following conditions being met:

a. the accuracy in all material respects when made, on the date hereof and on the closing date of the Pre-Closing Company Financing of the representations and warranties of the Company, the Parent and any other party to the Merger Agreement contained in the Merger Agreement (unless as of a specific date therein in which case they shall be accurate as of such date), expressly including, without limitation, the requirement that all of Parent’s Series B and Series C Preferred Stock shall have been converted in Parent Common Stock or otherwise eliminated from the Parent’s capital structure, and no warrants, options, or other right to purchase any Parent securities which have any type of exercise or conversion price protection or any right to require the Parent to repurchase or otherwise pay cash in lieu of exercise, shall remain outstanding as of the closing of the Merger; and

b. The completion of due diligence to Alpha’s satisfaction, the preparation of definitive documentation to effect such transaction that is mutually satisfactory to each party, including the condition that, subsequent to the date hereof and prior to the closing of such transaction, there shall have been no material adverse developments relating to the business, assets, operations, properties, condition (financial or otherwise) or prospects of the Company and its subsidiaries, taken as a whole.

8. Upon the Closing, the Company will cause the Parent to covenant to maintain the registration of the common stock of the combined public company under Section 12(b) or 12(g) of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”) and to timely file (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Parent after the date hereof pursuant to the Exchange Act.

9. No party hereto shall be permitted to assign its rights or obligations under this Agreement without the prior written consent of the other party. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns.

10. This Agreement shall be governed by the laws of the State of New York, without regard to principles of conflicts of laws. In the event of any litigation hereunder, each party hereto agrees to consent to the exclusive jurisdiction of the courts of the State of New York and of the United States located in the County of New York.

11. This Agreement sets forth the entire understanding of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, of such parties regarding the subject matter of this Agreement.

12. This Agreement may not be modified or amended in any manner without the prior written consent of all the parties hereto.

13. This Agreement may be executed and delivered in counterparts, which taken together shall constitute one instrument, and may be executed and delivered by facsimile and, as such, shall be treated as an original.

Please sign where indicated below to confirm your agreement to all of the foregoing provisions.

Very truly yours,

Qualigen, Inc.

By:	/s/ Michael Poirier
Name:	Michael Poirier
Title:	CEO

Agreed to and accepted this15th day of January 2020:

ALPHA CAPITAL ANSTALT

By:	/s/ Konrad Ackermann
Name:	Konrad Ackermann
Title:	Director